Exhibit 99.1
Levitt Corporation Reports Financial Results for the First Quarter, 2008
     FORT LAUDERDALE, FL – May 13, 2008 — Levitt Corporation (NYSE: LEV) today announced financial results for the period ended March 31, 2008. For the first quarter of 2008, Levitt Corporation (“Levitt” or “the Company”) reported a net loss of ($10.4) million, or ($0.11) per diluted share, compared with net income of $976,000 or $0.05 per diluted share in the first quarter of 2007.
     “Our balance sheet remains strong and as we previously disclosed, we are in the process of developing a new strategic business plan to pursue opportunistic acquisitions and investments both within and outside the real estate industry,” commented Levitt Corporation‘s Chairman and Chief Executive Officer, Alan B. Levan. “While the Levitt and Sons bankruptcy proceedings are moving toward conclusion, we continue to carry certain Levitt and Sons expenses and overhead associated with assisting affected creditors and employees. The following is an update on our current operations:
Core Communities:
     “Core Communities (“Core”), our master-planned community subsidiary, currently develops master-planned communities in Port St. Lucie, Florida called ‘Tradition, Florida’ and near Hardeeville, South Carolina called ‘Tradition Hilton Head.’ For the first quarter of 2008, Core reported total revenue of $641,000 versus $1.7 million during the comparable 2007 period. (This excludes the lease revenues of our shopping centers at Tradition, Florida which are carried as discontinued operations and discussed below.)
     “Core Communities’ third party backlog at March 31, 2008 consisted of contracts for the sale of 260 acres with a sales value of $78.5 million, compared with contracts for the sale of 74 acres with a sales value of $21.1 million at March 31, 2007. Total SG&A expenses at Core Communities increased to $5.0 million during the first quarter of 2008 from $3.8 million for the comparable 2007 period. This increase reflects higher other administrative expenses associated with increased marketing and commercial development activities in South Carolina.

Tradition, Florida
     “Tradition, Florida encompasses more than 8,200 total acres, including approximately 3,900 net saleable acres, a planned 4.5-mile long employment corridor along I-95, educational and health care facilities, commercial properties, residential developments and other uses in a series of mixed-use parcels. As part of this corridor, Core has focused on the development of its 120 acre research park, the Florida Center for Innovation at Tradition (“Florida Center for Innovation” or “FCI”). When completed, FCI will include nearly two million square feet of research and development space as well as a 300 bed Martin Memorial Health Systems hospital and the new 100,000-square-foot headquarters for the Torrey Pines Institute for Molecular Studies (TPIMS). Additionally, Mann Research Center plans to build a 400,000 square foot life sciences complex and Oregon Health & Science University’s Vaccine and Gene Therapy Institute (VGTI) recently announced plans to locate a 130,000-square-foot facility within FCI.
     “The recently opened Landing at Tradition, Core’s approximate 600,000 square foot, 80 acre retail power center, continues to attract shopper traffic due to its easy access along I-95 and the more than 30 nationally branded retail stores including Target, Babies “R” Us, Bed Bath & Beyond, LA Fitness, Michaels, Office Max, Old Navy, PetSmart, Pier 1 Imports, The Sports Authority and TJ Maxx. Further, Tradition Square, Core’s 112,000 square foot mixed-use development, which serves as the town center for Tradition Florida, is fully leased.
     “In addition to the continued marketing of commercial land parcels to users and third party developers, Core is actively marketing and soliciting bids from several potential buyers to purchase its income producing commercial assets in Florida, including the Landing at Tradition and Tradition Square. Since these shopping centers are held as ‘available for sale’, the accounting treatment requires that the lease revenues, expenses, associated assets and liabilities be disclosed as discontinued operations in our financial statements. Income from discontinued operations was $1.4 million in the first quarter of 2008 versus a loss of $3,000 in the first quarter of 2007.
     “While the homebuilding sector throughout the U.S. and Florida has experienced a significant slowdown, builders at Tradition, Florida have advised us that they are becoming cautiously optimistic. They are reporting a steady improvement in sales during the first quarter of 2008 with home sales rising to an average of nearly one home per day. While this is considerably below where we were historically, the news is encouraging.
     “During the quarter, Tradition, Florida celebrated the 10th anniversary of its WestFest community festival series with a special open-air concert by The Beach Boys. Over its history, WestFest has drawn approximately 500,000 people and raised more than $100,000 for local charities.

Tradition Hilton Head
     “Tradition Hilton Head encompasses approximately 5,400 total acres, including approximately 2,800 remaining net saleable acres. Tradition Hilton Head is currently entitled for up to 9,500 residential units and 1.5 million square feet of commercial space.
     “Tradition Hilton Head was selected as the location of HGTV’s first ‘green’ home and featured prominently in the national HGTV Green Home 2008 special that aired Sunday, March 23, 2008. During the HGTV Green Home Giveaway 2008sm, viewers nationwide entered to win the home and prize package valued at approximately $850,000. The home features both construction and design elements that are known to contribute to an energy efficient, cleaner and even healthier living environment. Over 3,500 visitors from around the country have traveled to Tradition Hilton Head to tour HGTV’s ‘green’ home. For additional information, please access www.hgtv.com/greenhome.
     “During the quarter, Tradition Hilton Head celebrated the opening of its state-of-the-art Welcome Center. The new Welcome Center, using the latest in digital and computerized video technology, features interactive displays describing the community’s planned Village Square and its shops, restaurants and parks.
Bluegreen Corporation:
     “For the first quarter of 2008, Bluegreen Corporation (NYSE: BXG) reported net income of $1.4 million, or $0.04 per diluted share, versus $5.3 million or $0.17 per diluted share in the comparable period of 2007. For the quarter ended March 31, 2008, total sales were $111.3 million versus total sales of $121.8 million in 2007, and Bluegreen Resorts sales increased to $90.3 million, from $86.9 million in the comparable 2007 period. Bluegreen Communities sales during the first quarter 2008 declined to $20.9 million versus sales of $34.9 million during first quarter 2007. The reduction in sales reflects reduced inventory levels due to the substantial sellout of two communities prior to December 31, 2007, and the continued slowdown in the residential real estate market. As of March 31, 2008, Bluegreen Corporation’s book value was $12.37 per share.
     “Levitt Corporation’s equity in the earnings of Bluegreen Corporation was $526,000 for the first quarter of 2008, versus $1.7 million in the corresponding 2007 period.

Woodbridge Equity Fund LLLP:
     “During the quarter, the Company formed Woodbridge Equity Fund LLLP and purchased 3,000,200 shares of Office Depot, Inc. (“Office Depot”) common stock, representing approximately one percent of Office Depot’s outstanding stock, at a cost of approximately $34.0 million.
Other Operations:
     “SG&A expense for the first quarter of 2008 decreased to $7.1 million as compared to $8.2 million for the same 2007 period. The decrease was attributable to decreased compensation, benefits, incentives and selling costs, offset in part by increases in severance related charges, increased professional services and increased insurance costs due to the absorption of certain of Levitt and Sons’ insurance costs.
     “Levitt Corporation deconsolidated Levitt and Sons as of November 9, 2007, eliminating all future operations of Levitt and Sons from the financial results of Levitt Corporation. The Company records any remaining investment in Levitt and Sons, net of any outstanding advances due from Levitt and Sons, as a cost method investment.  Under cost method accounting, income will only be recognized to the extent of cash received in the future or when the Levitt and Sons’ bankruptcy is concluded, at which time, any loss in excess of the investment in Levitt and Sons can be recognized into income,” Levan concluded.
Levitt Corporation Selected Financial Data (Consolidated)
First Quarter, 2008 Compared to First Quarter, 2007
•	Total cash and cash equivalents of $131.2 million vs. $60.6 million

•	Net loss of ($10.4) million vs. net income of $976,000

•	Diluted (loss) per share of ($0.11) vs. earnings of $0.05 per share

•	Core Communities third party backlog (value) of $78.5 million vs. $21.1 million

• Total Assets:	$688.7 million
• Debt (excluding discontinued operations):	$262.1 million
• Shareholders’ Equity:	$249.3 million
• Shares Outstanding:	96.3 million
• Book Value per share:	$2.59

Book value per share is calculated as shareholders’ equity divided by the total number of shares outstanding as of March 31, 2008.
     Levitt Corporation’s first quarter 2008 financial results press release and financial tables will be available on its website: www.LevittCorporation.com. To view the press release and financial tables, access the “Investor Relations” section and click on the “News Releases” navigation link.
About Levitt Corporation:
Levitt Corporation (NYSE: LEV), directly and through its wholly owned subsidiaries, historically has been a real estate development company.  Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.
Core Communities develops master-planned total-living community environments throughout the Southeastern United States, including its original and best known, St. Lucie West.  The company’s 8,200-acre TraditionTM Florida community is home to more than 1,700 families, vibrant commercial areas and a 4.5-mile-long employment corridor.  The community is also home to the Florida Center for Innovation at Tradition (FCI) Research Park, in which The Torrey Pines Institute for Molecular Studies, Mann Research Center, Martin Memorial Health Systems and Oregon Health & Science University’s Vaccine and Gene Therapy Institute have all announced plans to locate.  Core is also expanding its TraditionTM brand with TraditionTM Hilton Head, an approximate 5,400-acre community planned to include 9,500 residences and 1.5 million square feet of commercial space, which features a variety of neighborhoods and housing styles, shopping and dining in Village Square, a Fitness Center & Spa and the Tommy Fazio-designed Tradition National Golf Course.
Woodbridge Capital Corporation, a wholly-owned subsidiary of Levitt Corporation, is the general partner of, and Levitt Corporation is the limited partner of, Woodbridge Equity Fund LLLP.
For further information, please visit:
www.LevittCorporation.com
www.CoreCommunities.com
www.BluegreenCorporation.com

Reference in this release is made to the Bluegreen Corporation website, which should not be deemed to be part of Levitt Corporation.

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Levitt Corporation Contact Information

Investor Relations:
Leo Hinkley, SVP, Investor Relations Officer
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained or incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seek” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties described in this report. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements. These risks are subject to change based on factors which are, in many instances, beyond the Company’s control. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which we operate, while other factors apply directly to us. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements including: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate in the areas where the Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory and the potential for write-downs or impairment charges;  the effects of increases in interest rates and availability of credit to buyers of our inventory; accelerated principal payments on our debt obligations due to re-margining or curtailment payment requirements; the ability to obtain financing and to renew existing credit facilities on acceptable terms, if at all; the Company’s ability to access additional capital on acceptable terms, if at all; the risk that we may require to adjust the carrying value of our investment in Bluegreen and incur an impairment charge in future periods; the risks and uncertainties inherent in bankruptcy proceedings and the inability to predict the effect of Levitt and Sons’ reorganization and/or liquidation process on Levitt Corporation and its results of operation and financial condition; equity risks associated with a decline in the trading prices of our equity securities; the risks and uncertainties inherent in bankruptcy proceedings and the inability to predict the effect of Levitt and Sons’ reorganization and/or liquidation process on Levitt Corporation; the risk that creditors of Levitt and Sons may be successful in asserting claims against Levitt Corporation and the risk that any of Levitt Corporation’s assets may become subject to or included in Levitt and Sons’ bankruptcy case; the Company’s ability to implement its business plan to pursue opportunistic acquisitions and investments successfully, if at all, or produce results which justify their costs and the risk that no gain from such investments will be realized, the risk that the volatility in the trading price of equity securities held will result in adjustments of shareholder equity; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond the Company’s control and the Company cautions that the foregoing factors are not exclusive. Additional information concerning the potential risk factors that could affect Levitt Corporation’s future performance are described in the Company’s periodic reports filed with the SEC, which may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.LevittCorporation.com. Levitt Corporation and its subsidiaries have no affiliation in any way with the HGTV website and are not responsible for its content.
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